Exhibit 99.1

Fisher Communications Returns Value to Shareholders Through a $10.00 per share Special Dividend and the Initiation of a Quarterly Dividend Policy

Seattle, WA – August 27, 2012 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced that its Board of Directors has approved two measures to return value to its shareholders.

The Board declared a special cash dividend in the amount of $10.00 per share, payable on October 19, 2012 to shareholders of record on September 28, 2012. The special dividend, which will total approximately $89 million, will be funded from the Company’s existing cash and short- and long-term investments.

The Board also approved a dividend policy under which the Company intends to pay a quarterly cash dividend beginning in the fourth quarter of 2012. The Company expects the initial quarterly dividend rate to be $0.15 per share. The payment and amount of quarterly dividends under the policy are subject to the Board’s approval, and the Board retains the right to cancel, suspend or modify the dividend policy in any manner and at any time that it may deem necessary or appropriate in the future.

Commenting on the Board’s actions, Paul A. Bible, Chairman of Fisher’s Board of Directors said, “Fisher is committed to creating shareholder value, and the Board’s approval of a special dividend and a quarterly dividend policy reflects our continued focus to deliver on that commitment. The special dividend is an opportunity to efficiently return capital to all of our investors following the sale of Fisher Plaza. The quarterly dividend policy reflects our confidence that the successful execution of our strategic plan will continue to generate the strong cash flows that will enable us to invest in the business while returning excess cash to our shareholders.”

The tax treatment of the special cash dividend will depend on the amount of the Company’s current and accumulated earnings and profits. Based on its analysis to date, the Company expects the special cash dividend to be taxable to shareholders. Shareholders are encouraged to consult with their financial and tax advisors regarding the circumstances of their individual tax situation.

Additionally, the Company announced it has received a commitment letter from JPMorgan Chase Bank for a five-year $30 million senior secured revolving credit facility. The credit facility is subject to the negotiation and execution of loan and security documents that are expected to contain customary terms and conditions (including financial and other covenants). Borrowings under the facility will bear interest at a floating rate based on LIBOR and are expected to be used for general corporate purposes and working capital, as needed. The credit facility is also expected to include an option permitting Fisher to increase the size of the facility by up to $50 million, subject to approval from participating lenders and other customary conditions.

Moelis & Company acted as exclusive financial advisor in connection with Fisher’s review of return of capital alternatives.

About Fisher Communications
Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher owns or operates 13 full power and seven low power television stations, which include network affiliations with ABC, CBS, FOX, Univision and The CW that reach 3.5% of U.S. television households, and three radio stations targeting a full range of audience demographics. Fisher Interactive produces more than 120 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company is headquartered at Fisher Plaza in Seattle, WA. More information about Fisher Communications, Inc. is available at www.fsci.com.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, including, among other things, statements relating to the payment of future dividends and other capital distributions, the taxability of the special dividend, execution of the Company’s strategic plan, future investments in the Company’s business, the timing and terms of any future credit facility of the Company, and changes in revenue, cash flow and operating expenses, involve risks and uncertainties and are subject to change based on various important factors, including the impact of changes in national and regional economies, the competitiveness of political races and voter initiatives, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011, which we have filed with the Securities and Exchange Commission.

Media Contacts
Sard Verbinnen & Co
Ron Low or David Isaacs
(415) 618-8750